Exhibit 5.1

June 30, 2017

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Re:	Pinnacle Entertainment, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We are special counsel to Pinnacle Entertainment, Inc. (f/k/a PNK Entertainment, Inc.), a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and exchange by the Company of up to $500 million aggregate principal amount of its new 5.625% Senior Notes due 2024 (the “New Notes”) for an equal principal amount of its outstanding 5.625% Senior Notes due 2024 (the “Old Notes” and, collectively with the New Notes, the “Notes”). The Old Notes have been, and the New Notes will be, issued pursuant to an Indenture dated as of April 28, 2016, as supplemented by that certain First Supplemental Indenture dated as of October 12, 2016 (as supplemented, the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”).

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1. The Registration Statement, in the form filed with the Commission on the date hereof;

2. An executed copy of the Indenture, which governs the Notes;

3. The Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement; and

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4. The form of the New Notes.

We also have examined and relied upon such other documents, records and matters of law as we have deemed necessary or appropriate as a basis for the opinions set forth below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements, certifications and representations of officers and other representatives of the Company, the Board of Directors and others and of public officials.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when

(i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act,

(ii) the Old Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement and in accordance with the Registration Rights Agreements filed as exhibits to the Registration Statement,

(iii) the Indenture (in the form examined by us) shall have been qualified under the Trust Indenture Act of 1939, as amended, and

(iv) the New Notes shall have been duly executed, issued and delivered by duly authorized officers of the Company and authenticated by the Trustee, all in accordance with the terms of the Indenture and the prospectus forming a part of the Registration Statement, against receipt of Old Notes surrendered in exchange for the Old Notes, the New Notes will constitute valid and legally binding obligations of the Company.

The opinions set forth above are subject to the following qualifications:

(a)

Enforcement of the Indenture and the New Notes may be limited by bankruptcy, insolvency, reorganization, receivership, arrangement, moratorium, fraudulent conveyance and transfer laws, and other laws and legal principles limiting or otherwise affecting the rights and remedies of creditors or providing relief to debtors,

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June 30, 2017

and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, principles of materiality, reasonableness, good faith and fair dealing, and the application of equitable principles to limit the availability of equitable remedies, such as specific performance of remedies granted under the New Notes or the Indenture. Such principles of equity are of general application, and in applying such principles a court, among other things, might not allow a creditor to accelerate maturity of debt under certain circumstances including, without limitation, upon the occurrence of a default deemed immaterial or might decline to order the Company to perform certain covenants.

(b)	We have assumed that each of the Indenture and the Notes constitutes the valid and binding obligation of each party thereto other than the Company (the “Non-Company Parties”), enforceable against such Non-Company Party in accordance with its terms. We do not express any opinion with respect to such enforceability, or with respect to the legal status or legal capacity of any Non-Company Party.

(c)	We do not express any opinion with respect to the enforceability of any provision contained in the Indenture or Notes relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations.

(d)	We call to your attention that irrespective of the agreement of the parties to the Indenture or the Notes, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes. In addition, we do not express any opinion with respect to the enforceability of any choice of law provision contained in the Indenture or the Notes or with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any of the Indenture or the Notes.

(e)	To the extent our opinion relates to the enforceability of any provision relating to the choice of New York law, choice of New York forum or submission to jurisdiction, it is subject to the additional qualifications that such enforceability may be subject to (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402, (ii) principles of comity and constitutionality, and (iii) the jurisdiction and discretion of the court or other tribunal before which any dispute is brought.

(f)

Without limiting the subparagraphs above, certain of the provisions contained in the New Notes or in the Indenture may be limited or rendered unenforceable under applicable laws and judicial decisions including but not limited to (i) waivers of

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notices, defenses, remedies or demands (or the delay or omission in enforcement thereof) or waivers of broadly or vaguely stated rights, (ii) exculpation clauses in favor of the Trustee, (iii) clauses providing for recovery of attorneys’ fees or other expenses of enforcement, (iv) provisions for late payment fees and additional interest after default, (v) liability limitations or liquidated damages, (vi) provisions for exclusivity, election or cumulation of rights or remedies, (vii) provisions appointing the Trustee or another agent as attorney-in-fact for various purposes, (viii) provisions that purport to establish evidentiary standards or that purport to authorize or validate conclusive or discretionary determinations, (ix) provisions that provide that the New Notes or the Indenture may be modified or waived only in writing, (x) waivers of the right to a jury trial, (xi) provisions purporting to convey rights to persons other than parties to the New Notes or the Indenture, (xii) provisions restricting access to legal or equitable remedies, such as specific performance of executory contracts, and (xiii) the severability of any provision determined to be limited or unenforceable.

(g)	We observe that the Indenture and the New Notes purport to be governed by the laws of the State of New York applicable to contracts made and to be performed in that State, and our opinion is accordingly limited to such laws and to the Delaware General Corporation Law (without reference to choice of law rules) (collectively, the “Opined-on Law”). We do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Indenture, the Notes or the transactions contemplated thereby or by the Registration Statement solely because such law, rule or regulation is part of a regulatory regime applicable to such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates.

(h)	We have assumed compliance with all applicable state securities and “Blue Sky” laws.

In rendering the foregoing opinions we have also assumed that, at all applicable times, none of the Company’s execution, delivery, issuance and sale of the New Notes, or the performance by the Company of its obligations thereunder: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject; (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject; (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to provisions of the Opined-on Law that are customarily applicable to exchange offer transactions of the type contemplated by the Registration Statement); or (iv) required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction, other than the filing and effectiveness of the Registration Statement under the Securities Act.

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We have relied on the Form T-1 and the certificates delivered by the Trustee as to the qualifications, authority, legal power and eligibility of the Trustee to act as trustee under the Indenture and to perform its duties in accordance with the terms of the Indenture.

This opinion is given in respect of the New Notes only, and we do not express any opinion as to the legality, validity or binding effect of any related document, instrument or agreement or any other matter beyond the matters expressly set forth herein.

This opinion is intended to be filed as an exhibit to the Registration Statement for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to the use of our name under the caption “Legal matters” in the Registration Statement and prospectus and any amendments thereto. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Irell & Manella LLP